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                                                                    Exhibit 21.1

                        Subsidiaries of Tech Laboratories

1.       Tech Logistics, Inc.

2.       Tech Labs Community Networks, Inc.

3.       Tech Labs Community Networks of the South East, Inc. (1)

4.       Tech Labs Connect Systems, Inc.

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(1)      Tech Labs Community Networks, Inc. owns 80% of the outstanding shares and m3communications, Inc. owns the remaining 20%.